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Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

July 19, 2004

Central Pacific Financial Corp.,
220 South King Street,
Honolulu, Hawaii.

Ladies and Gentlemen:

        We have acted as special counsel to Central Pacific Financial Corp., a Hawaii corporation ("Central Pacific"), in connection with the planned merger of CB Bancshares, Inc., a Hawaii corporation ("CB Bancshares") with and into Central Pacific, with Central Pacific surviving, in consideration for cash and voting stock of Central Pacific, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of April 13, 2004, by and among Central Pacific and CB Bancshares. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement or the appendicies thereto (including the Agreement).

        We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and (2) the representations contained in the letters of representation from Central Pacific and CB Bancshares to us dated July 19, 2004 were true and correct when made and will be true and correct at the Effective Time in each case without regard to any qualification as to knowledge, belief or intention.

        On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization and each of Central Pacific and CB Bancshares will be a party to that reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that:

          (i)  no gain or loss will be recognized for federal income tax purposes by CB Bancshares stockholders who receive only Central Pacific Common Stock in the Merger in exchange for their shares of CB Bancshares Common Stock (except with respect to cash received in lieu of a fractional share interest in Central Pacific Common Stock);

         (ii)  gain, but not loss, will be recognized for federal income tax purposes by CB Bancshares stockholders who receive both Central Pacific Common Stock and cash (other than cash received in lieu of fractional shares) in exchange for their shares of CB Bancshares Common Stock in an amount equal to the lesser of (x) the excess, if any, of the sum of the fair market value of the Central Pacific Common Stock and the amount of cash received pursuant to the merger over such holder's tax basis in the shares of CB Bancshares Common Stock surrendered in the Merger, and (y) the amount of cash such holder receives in the Merger.

        (iii)  gain or loss will be recognized for federal income tax purposes by CB Bancshares stockholders who receive only cash in the Merger in exchange for their CB Bancshares Common Stock equal to the difference between the amount of cash such holder receives in the Merger and such holder's tax basis in the CB Bancshares Common Stock surrendered in exchange therefor;

        (iv)  the basis of Central Pacific Common Stock received in the Merger by CB Bancshares stockholders (including the basis of any fractional share interest in Central Pacific Common Stock) will be the same as the basis of the shares of CB Bancshares Common Stock surrendered in exchange therefor;

         (v)  the holding period of the Central Pacific Common Stock received in the Merger by a CB Bancshares stockholder (including the holding period of any fractional share interest in Central Pacific Common Stock) will include the period during which the shares of CB Bancshares Common Stock surrendered in exchange therefor were held by the CB Bancshares stockholder, provided such shares of CB Bancshares Common Stock were held as capital assets on the Effective Date.

        We express no opinion as to the effect of the Merger on any stockholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

        The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, CB Bancshares stockholders who received their CB Bancshares Common Stock on the exercise of employee stock options or otherwise as compensation, that hold their CB Bancshares Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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  Exhibit 8.1